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                                                                    EXHIBIT 21.1



                        SUBSIDIARIES OF THE REGISTRANTS

     Set forth below are the directly and indirectly owned subsidiaries of The Majestic Star casino, LLC including those subsidiaries that are co-registrants. All subsidiaries are wholly owned by The Majestic Star Casino, LLC. Also listed below is the state or other jurisdiction of incorporation of each subsidiary, and the names under which such subsidiaries do business.

     Name                        Jurisdiction       Other name(s) under which
     ----                        ------------       the company does business
                                                    -------------------------
     The Majestic Star Casino    Indiana            None
     Capital Corp.